Exhibit 11

LEGALITY OF SECURITIES OPINION

September 17, 2020

Board of Trustees

Vanguard Index Funds

Post Office Box 2600

Mailstop V26

Valley Forge, PA 19482-2600

Ladies and Gentlemen:

I have acted as counsel to Vanguard Index Funds, a Delaware statutory trust (the "Trust"), in connection with that certain Agreement and Plan of Reorganization (the "Plan") by and between the Trust, on behalf of its series, Vanguard Value Index Fund (the "Value Index Fund"), and Vanguard Malvern Funds (the "Malvern Trust"), on behalf of its series, Vanguard U.S. Value Fund (the "U.S. Value Fund"), which provides for the reorganization of the U.S. Value Fund with and into the Value Index Fund (the "Transaction"). While acting in this capacity, I have acquired a general familiarity with the Trust's business operations, practices, and procedures.

Pursuant to the Plan, substantially all of the assets of the U.S. Value Fund will be transferred to the Value Index Fund and the Value Index Fund will assume all of the liabilities of the U.S. Value Fund. The Trust will then issue Admiral Shares of the Value Index Fund to the U.S. Value Fund and the U.S. Value Fund will distribute these Admiral Shares to shareholders holding Investor Shares of the U.S. Value Fund. The value of each U.S. Value Fund shareholder's account with the Value Index Fund after the Transaction will be the same as the net asset value of such shareholder's account with the U.S. Value Fund immediately prior to the Transaction.

In connection with the preparation of this opinion, I have examined originals, certified copies, or copies identified to me as being true copies, of various trust documents and records of the Trust and the Malvern Trust, as well as such other instruments, documents, and records as I have deemed necessary in order to render this opinion. I have assumed the genuineness of all signatures, the authenticity of all documents provided to me, and the correctness of all statements of fact made in those documents.

The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the Admiral Shares of the Value Index Fund to be issued to shareholders of the U.S. Value Fund pursuant to the Plan, as described above (the "Value Index Fund Shares"), will have been filed by the Trust with the Securities and Exchange Commission and will have become effective before the Transaction occurs.

Based on the foregoing, I am of the opinion that the Value Index Fund Shares are duly authorized and, when issued by the Trust to the U.S. Value Fund and subsequently distributed to the shareholders of the U.S. Value Fund in accordance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion with and as a part of the Registration Statement.

Very truly yours,

/s/ Laura J. Merianos

Laura J. Merianos

Principal

Office of General Counsel